Exhibit 5.1

Hogan Lovells US LLP Park Place II 7930 Jones Branch Drive, Ninth Floor McLean, VA 22102 T +1 703.610.6100 F +1 703.610.6200 www.hoganlovells.com

November 6, 2013

Board of Directors

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2397

Ladies and Gentlemen:

We are acting as special counsel to PS Business Parks, Inc., a California corporation (the “Company”), in connection with the issuance and sale of up to 1,495,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the terms of the Underwriting Agreement dated November 4, 2013 (the “Agreement”) among the Company, PS Business Parks, L.P., a California limited partnership, and Goldman, Sachs & Co., all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated November 4, 2013 and the accompanying prospectus dated March 13, 2012 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Restated Articles of Incorporation. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the General Corporation Law of the State of California. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Board of Directors

November 6, 2013

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, upon receipt by the Company of the consideration for the Shares specified in resolutions of the Board of Directors and the Special Committee thereof, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP